Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 8, 2019, Chart, E&C FinFan, Inc., a Delaware corporation and a wholly-owned subsidiary of Chart (the “Acquiror”), and Harsco Corporation (“Harsco”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which, subject to the satisfaction or waiver of certain conditions, the Acquiror will acquire the Harsco Industrial Air-X-Changers business (“Harsco AXC”) for a purchase price of $592 million in cash, subject to a post-closing working capital adjustment (the “Acquisition”). Chart is a guarantor of the Acquiror’s obligations under the Purchase Agreement.

Harsco AXC, a division of the Industrial segment of Harsco, is a leading supplier of custom-engineered and manufactured Air Cooled Heat Exchangers (“ACHX”) for the natural gas compression and processing industry and refining and petrochemical industry in the United States. The ACHX offered by Air-X-Changers act as the primary apparatus for conditioning natural gas during recovery, compression and transportation from underground reserves through major pipeline distribution channels.

The Company intends to finance the purchase price for the Acquisition through (i) borrowings of $91.0 million under a new $550.0 million revolving credit facility (the “New Revolving Credit Facility”), (ii) borrowings of $450.0 million under a new delayed draw term loan facility (the “New Term Loan Facility”) and (iii) the offering, issuance and sale of 5.02 million shares of our common stock for net proceeds of $400.0 million (the “Offering”) (the transactions described in (i), (ii) and (iii) above, the “Financing Transactions”).

The following unaudited pro forma condensed combined financial information of Chart Industries, Inc. (“Chart,” the “Company”, “we,” “us” or “our”) has been prepared to give effect to the Acquisition and the Financing Transactions (together the “Transactions”). The unaudited pro forma condensed combined financial information was derived from the following items:

•	the audited consolidated financial statements of Chart for the year ended December 31, 2018 included in Chart’s Annual Report on Form 10-K for the year ended December 31, 2018;

•

the unaudited condensed consolidated financial statements of Chart as of March 31, 2019 and for the three months ended March 31, 2019 included in Chart’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•	the combined audited financial statements of Harsco AXC for the year ended December 31, 2018, included in Chart’s Current Report on Form 8-K filed on June 10, 2019; and

•

the condensed combined unaudited financial statements of Harsco AXC as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 included in Chart’s Current Report on Form 8-K filed on June 10, 2019.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of operations data have been adjusted to give effect to the Transactions as if each of these events occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet has been adjusted to give effect to the Transactions as if they occurred on March 31, 2019.

The pro forma adjustments are based on the information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Regulation S-X Article 11, which gives effect to the Acquisition under ASC 805, Business Combinations, with Chart considered as the accounting acquirer and Harsco AXC as the accounting acquiree. Accordingly, consideration paid by Chart to complete the Acquisition will be allocated to identifiable tangible and intangible assets and liabilities of Harsco AXC based on their estimated fair values as of the closing date of the Acquisition.

The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to Harsco AXC. Chart has considered multiple factors in arriving at the estimated fair market values which were based on a preliminary and limited review of the assets and liabilities related to Harsco AXC to be transferred. Following the effective date of the Acquisition, Chart expects to complete the preliminary purchase price allocation after considering Harsco AXC’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. Refer to Note 3 below for further discussion.

The unaudited pro forma condensed combined financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations and financial position would have been had the Transactions actually occurred on the dates indicated, and it is neither representative of nor projects our results of operations for any future period or our financial condition at any future date.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of March 31, 2019

(in millions, except per share amounts)

	Chart Industries (Historical)	Harsco AXC (Historical)	Reclassification Adjustments (Note 4)		Pro Forma Adjustments (Note 5)		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$71.9	$—	$—		$—	5(a)	$71.9
Accounts receivable, net	205.2	25.7	—		—		230.9
Other receivables	—	0.1	(0.1)		—		—
Inventories, net	234.7	2.3	1.7	4(e)	—		238.7
Unbilled contract revenue	68.9	—	13.8	4(a)	—		82.7
Contract assets	—	13.8	(13.8)	4(a)	—		—
Prepaid expenses	17.8	—	—		—		17.8
Other current assets	46.7	0.6	0.1		—		47.4

Total Current Assets	645.2	42.5	1.7		—		689.4

Property, plant and equipment, net	384.6	16.8	11.4	4(b)	6.2	5(b)	419.0
Right-of-use assets, net	—	11.4	(11.4)	4(b)	—		—
Goodwill	537.1	6.8	—		232.5	5(d)	776.4
Identifiable intangible assets, net	322.5	10.2	—		299.8	5(c)	632.5
Other assets	23.9	—	—		—		23.9

TOTAL ASSETS	$1,913.3	$87.7	$1.7		$538.5		$2,541.2

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$121.1	$11.4	$—		$—		$132.5
Customer advances and billings in excess of contract revenue	129.5	—	3.4	4(c)	—		132.9
Advances on contracts	—	3.4	(3.4)	4(c)	—		—
Accrued salaries, wages and benefits	31.4	—	4.0		—		35.4
Accrued compensation	—	1.5	(1.5)		—		—
Accrued sales commissions	—	2.5	(2.5)		—		—
Current portion of warranty reserve	8.8	—	—		—		8.8
Short-term debt and current portion of long-term debt	214.8	—	—		8.4	5(e)	223.2
Operating lease liability	—	1.3	(1.3)		—		—
Other current liabilities	73.6	2.1	1.3		—		77.0

Total Current Liabilities	579.2	22.2	—		8.4		609.8
Long-term debt	318.0	—	—		200.0	5(e)	518.0
Long-term deferred tax liabilities	73.1	1.0	—		—		74.1
Long-term insurance liabilities	—	0.7	(0.7)	4(d)	—		—
Accrued pension liabilities	11.5	—	—		—		11.5
Operating lease liability	—	10.3	(10.3)	4(d)	—		—
Other long-term liabilities	38.0	—	11.0	4(d)	—		49.0

Total Liabilities	1,019.8	34.2	—		208.4		1,262.4
Equity
Common stock	0.3	—	—		0.1	5(f)	0.4
Additional paid-in capital	468.2	53.5	—		334.9	5(f)	856.6
Retained earnings	454.8	—	1.7	4(e)	(4.9)	5(f)	451.6
Accumulated other comprehensive loss	(34.5)	—	—		—		(34.5)

Total Chart Industries, Inc. Shareholders’ Equity	888.8	53.5	1.7		330.1		1,274.1
Noncontrolling interests	4.7	—	—		—		4.7

Total Equity	893.5	53.5	1.7		330.1		1,278.8

TOTAL LIABILITIES AND EQUITY	$1,913.3	$87.7	$1.7		$538.5		$2,541.2

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Three Months Ended March 31, 2019

(in millions, except per share amounts)

	Chart Industries (Historical)	Harsco AXC (Historical)	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Sales	$289.3	$76.2	$—	$—		$365.5
Cost of sales	222.2	55.1	—	(0.6)	5(b), 5(c)	276.7

Gross profit	67.1	21.1	—	0.6		88.8
Selling, general and administrative expenses	55.3	6.8	0.1	—		62.2
Research and development expenses	—	0.1	(0.1)	—		—
Amortization expense	7.2	—	—	5.0	5(c)	12.2

Operating expenses	62.5	6.9	—	5.0		74.4

Operating income	4.6	14.2		(4.4)		14.4
Other expenses:
Interest expense, net	5.3	—	—	3.0	5(g)	8.3
Financing costs amortization	0.4	—	—	0.7	5(g)	1.1
Foreign currency (gain) loss	(0.1)	—	—	—		(0.1)

Other expenses, net	5.6	—	—	3.7		9.3

(Loss) income before income taxes	(1.0)	14.2	—	(8.1)		5.1
Income tax (benefit) expense	(2.0)	3.2	—	(2.0)	5(h)	(0.8)

Net income	1.0	11.0	—	(6.1)		5.9
Less: Income attributable to noncontrolling interests, net of taxes	0.1	—	—	—		0.1

Net income attributable to Chart Industries, Inc.	$0.9	$11.0	$—	$(6.1)		$5.8

Income per common share:
Basic	$0.03	$—	$—	$—		$0.16
Diluted	0.03	—	—	—		0.15
Weighted-average number of common shares outstanding:
Basic	31.57	—	—	—		36.59	5(i)
Diluted	33.81	—	—	—		38.83	5(i)

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2018

(in millions, except per share amounts)

	Chart Industries (Historical)	Harsco AXC (Historical)	Reclassification Adjustments (Note 4)		Pro Forma Adjustments (Note 5)		Pro Forma Combined
Sales	$1,084.3	$207.2	$—		$—		$1,291.5
Cost of sales	788.4	145.9	(0.4)	4(e)	(2.0)	5(b), 5(c)	931.9

Gross profit	295.9	61.3	0.4		2.0		359.6
Selling, general and administrative expenses	181.9	20.7	0.3		—		202.9
Research and development expenses	—	0.1	(0.1)		—		—
Amortization expense	21.9	—	—		47.2	5(c)	69.1
Other expenses	—	0.2	(0.2)		—		—

Operating expenses	203.8	21.0	—		47.2		272.0

Operating income	92.1	40.3	0.4		(45.2)		87.6
Other expenses:
Interest expense, net	21.4	0.1	—		13.0	5(g)	34.5
Financing costs amortization	1.3	—	—		2.9	5(g)	4.2
Foreign currency loss	0.4	—	—		—		0.4

Other expenses, net	23.1	0.1	—		15.9		39.1

Income from continuing operations before income taxes	69.0	40.2	0.4		(61.1)		48.5
Income tax expense	13.4	9.9	0.1	5(h)	(14.8)	5(h)	8.6

Net income from continuing operations	55.6	30.3	0.3		(46.3)		39.9
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	2.0	—	—		—		2.0

Income from continuing operations attributable to Chart Industries, Inc.	$53.6	$30.3	$0.3		$(46.3)		$37.9

Income from continuing operations attributable to Chart Industries, Inc. per share:
Basic	$1.73	$—	$—		$—		$1.05
Diluted	1.67	—	—		—		1.02
Weighted-average number of common shares outstanding:
Basic	31.05	—	—		—		36.07	5(i)
Diluted	32.20	—	—		—		37.22	5(i)

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in millions, unless otherwise noted)

Note 1: Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X which gives effect to the Acquisition under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) using the acquisition method of accounting, with Chart considered the accounting acquirer of Harsco AXC.

The historical audited and unaudited financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on us. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position of Chart or the combined company had the Transactions been consummated at March 31, 2019, the date of Chart’s latest balance sheet, or the results of operations had the Transactions been consummated at January 1, 2018, the beginning of Chart’s most recently completed annual period. The unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Income from discontinued operations and basic and diluted income from discontinued operations per share have been excluded from the presentation in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018.

Under the acquisition method of accounting, the assets and liabilities of Harsco AXC will be recorded at their respective fair values on the acquisition date. The fair value on the acquisition date represents management’s best estimate based on available information and facts and circumstances in existence before the publication of this prospectus. The pro forma purchase price allocation reflected in the unaudited pro forma condensed combined financial information is preliminary and subject to adjustment. Adjustments may include, but are not limited to, changes in the underlying values of assets and liabilities (i) if market conditions differ from current assumptions; or (ii) if information unknown as of the completion of the Acquisition becomes known. Additionally, the Company has conformed the accounting policies of Harsco AXC to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the Acquisition as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2: Financing transactions

To finance the Acquisition, we expect to incur approximately $541.0 million of indebtedness, comprised of $91.0 million of borrowings under the New Revolving Credit Facility and $450 million of borrowings under the New Term Loan Facility. We will also issue 5.02 million shares for expected net proceeds of approximately $400 million. For purposes of the unaudited pro forma condensed combined financial statements, the borrowings under our New Term Loan Facility and the New Revolving Credit Facility are assumed to have a weighted average interest rate of 4.59%. See Note 5(i) below for further discussion.

The table below summarizes the expected sources and uses of funds related to the Transactions:

Sources of Funds		Uses of Funds
New Revolving Credit Facility	$91.0	Acquisition consideration	$592.0
New Term Loan Facility	450.0	Refinance of existing indebtedness (2)	318.0
The Offering (1)	400.0	Estimated fees and expenses	31.0

Total sources of funds	$941.0	Total uses of funds	$941.0

(1)	Includes the issuance of 0.7 million shares exercisable at the option of the underwriter.
(2)

Represents repayment of $318 million of existing indebtedness under our existing revolving credit facility (the “Existing Credit Facility”), including any accrued but unpaid interest, with borrowings under the New Credit Facilities.

In connection with the Offering, the Company granted the underwriters the option to purchase up to an additional 15% of common shares (or 0.7 million common shares with proceeds of approximately $50.0 million). If the underwriters do not exercise the option to purchase the additional shares, the Company would draw down approximately $50.0 million under the New Revolving Credit Facility. The impact of the additional funds drawn down on the New Revolving Credit Facility would have a decrease in interest expense of $2.4 million and $0.6 million on the December 31, 2018 and March 31, 2019 statements of operations, respectively. Also, basic and dilutive EPS would decrease by $0.08 and $0.07, respectively, for the year ended December 31, 2018 and basic and dilutive EPS would each decrease by $0.02 for the three months ended March 31, 2019.

Note 3: Preliminary purchase price allocation

The Company has performed a preliminary valuation analysis of the fair market value of Harsco AXC’s assets and liabilities. The estimated accounting consideration consists of solely cash consideration. Using the total consideration for the Acquisition, the Company has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in millions):

Contract assets (current)	$13.8
Notes and accounts receivable, net	25.7
Net inventories	2.3
Other prepaid and deferred charges	0.7
Property, plant and equipment, net	34.4
Identifiable intangible assets, net	310.0

Total assets	386.9

Accounts payable	(11.4)
Other accrued expenses	(7.4)
Other current liabilities	(3.4)
Other noncurrent liabilities	(12.0)

Total liabilities	(34.2)

Net assets acquired	352.7
Estimated accounting consideration	592.0

Estimated goodwill	$239.3

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. Chart estimated the fair value of Harsco AXC’s assets and liabilities based on discussions with Harsco’s management, due diligence review in connection with the Acquisition, and information available to Chart in public filings. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions.

Until the Acquisition is completed, both companies are limited in their ability to share information with the other. Upon completion of the Acquisition, additional valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts and in the value of the total consideration will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Acquisition. Chart anticipates that the valuations of Harsco AXC’s assets and liabilities will include, but not be limited to, the following: inventory; property, plant and equipment; trade names and trademarks; customer-related intangibles; and other intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of Chart’s assets and liabilities.

The final amounts allocated to Harsco AXC’s assets and liabilities could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of Harsco AXC’s assets or an increase in the fair value of Harsco AXC’s liabilities from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the property, plant and equipment and identifiable intangible assets is higher than the amounts included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma condensed combined statement of operations. Any such increases could be material, and could result in Chart’s actual future financial condition and results of operations differing materially from those presented in the unaudited pro forma condensed combined financial statements. For instance, a 10% change in the estimated fair value of identifiable intangible assets would result in an impact to goodwill of approximately $31.0 million and an impact to amortization expense of approximately $4.7 million and $0.5 million on the December 31, 2018 and March 31, 2019 statements of operation, respectively.

Chart management estimates to incur approximately $31.0 million of acquisition-related transaction costs on or before the Acquisition closing date. Pro forma adjustments related to these costs impact cash, debt, equity and retained earnings and have impacts of $31.0 million, $14.6 million, $11.5 million and $4.9 million, respectively.

Note 4. Reclassification adjustments

Reclassification adjustments were made to conform the accounting policies and presentation of Harsco AXC’s historical balance sheet and statement of operations to Chart’s accounting policies and presentation, which include the following adjustments:

(a)	To reclassify $13.8 million of Contract assets to Unbilled contract revenue as of March 31, 2019.

(b)	To reclassify $11.4 million of Right-of-use assets, net to Property, plant and equipment, net as of March 31, 2019.

(c)	To reclassify $3.4 million of Advances on contracts to Customer advances and billings in excess of contract revenue as of March 31, 2019.

(d)	To reclassify $0.7 million and $10.3 million of Long-term insurance liabilities and Operating lease liabilities, respectively, to Other long-term liabilities as of March 31, 2019.

(e)

The Company recognizes inventory under the weighted average cost method, while Harsco AXC recognizes certain inventory under the last in, first out (LIFO) method. This adjustment results in the estimated change in valuation of inventory of $1.7 million at March 31, 2019 and the reduction of Cost of sales of $0.4 million for the year ended December 31, 2018.

The remaining reclassification adjustments are to conform the presentation of Harsco’s AXC’s historical balance sheet and statement of operations to Chart’s presentation.

Note 5: Pro forma adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)

Represents adjustments to the Company cash balance, including (i) cash consideration to be paid to Harsco Corporation as part of the Acquisition, (ii) net proceeds from the New Revolving Credit Facility and New Term Loan Facility, (iii) extinguishment of Chart’s debt instrument to be repaid in connection with the Acquisition, (iv) transaction costs anticipated to be paid in connection with completing the Acquisition, and (v) net proceeds from the Offering.

(in millions)
Cash purchase consideration	$(592.0)
Proceeds from borrowings under the New Revolving Credit Facility	91.0
Proceeds from borrowings under the New Term Loan Facility	450.0
Repayment of the Existing Credit Facility	(318.0)
Transaction costs expected to be paid	(31.0)
Proceeds from the issuance of common stock	400.0

Pro forma adjustments to cash	$—

(b)

Reflects the adjustment of $6.2 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $34.4 million. The estimated useful lives range from one to twelve years. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Harsco AXC’s property, plant and equipment. The following table summarizes the changes in the estimated depreciation expense (in millions):

	Year ended December 31, 2018	Three months ended March 31, 2019
Estimated depreciation expense	$2.2	$0.6
Historical depreciation expense	2.8	0.8

Pro forma adjustments to depreciation expense	$(0.6)	$(0.2)

(c)

Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including trademarks, developed technology, backlog, customer relationships, and non-compete agreements. The trademarks and developed technology are determined using the relief-from-royalty method, the backlog and customer relationships are determined using the multi-period excess earnings method, and the non-compete agreements are determined using the with and without method. Since all information required to perform a detailed valuation analysis of Harsco AXC’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of Harsco AXC’s identifiable intangible assets (in millions) and their estimated useful lives:

	Estimated Fair Value	Estimated Useful Life in Years
Trademarks	$55.5	Indefinite
Developed technology	47.0	10
Backlog	27.3	1
Customer relationships	179.1	12
Non-compete agreements	1.1	4

Total intangible fair value	$310.0
Historical Harsco intangible balance	(10.2)

Pro forma adjustments to intangibles	$299.8

The following table summarizes the estimated amortization expense for the periods presented (in millions):

	Amortization Expense
	Year ended December 31, 2018	Three months ended March 31, 2019
Trademarks	$—	$—
Developed technology	4.7	1.2
Backlog	27.3	—
Customer relationships	14.9	3.7
Non-compete agreements	0.3	0.1

Total estimated amortization expense	$47.2	$5.0
Historical amortization expense*	(1.4)	(0.4)

Pro forma adjustments to amortization expense	$45.8	$4.6

*	Historical amortization expense is recorded in Cost of sales in the historical Harsco AXC statement of operations.

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

(d)	Reflects adjustment to remove Harsco AXC’s historical goodwill of $6.8 million and record goodwill associated with the acquisition of $239.3 million as shown in Note 3.

(e)

Reflects the New Term Loan Facility and New Revolving Credit Facility incurred to finance the Acquisition, minus the effects of extinguishing Harsco AXC’s outstanding debt upon completion of the Acquisition. The net increase to debt includes (in millions):

Issuance of the New Term Loan Facility	$450.0
Issuance of the New Revolving Credit Facility	91.0
Estimated debt issuance costs	(14.6)
Repayment of the Existing Credit Facility	(318.0)

Pro forma adjustment to debt	$208.4

(f)	Represents the elimination of the historical equity of Harsco AXC and the issuance of common stock in the Offering to finance the Acquisition, as follows (in millions):

Net equity proceeds from the issuance of 5.02 million common shares	$400.0
Less: historical Harsco AXC shareholders’ equity as of March 31, 2019	(53.5)
Less: equity issuance costs paid in connection with the Acquisition	(11.5)
Less: other acquisition-related costs paid in connection with the Acquisition	(4.9)

Pro forma adjustment to shareholders’ equity	$330.1

(g)	Represents the net increase to interest expense resulting from interest on the new term debt to finance the Acquisition and the amortization of related debt issuance costs, as follows (in millions):

	Year Ended December 31, 2018	Three Months Ended March 31, 2019
Elimination of interest expense on Existing Credit Facility	$(11.8)	$(3.2)
Interest expense on New Revolving Credit Facility and New Term Loan Facility	24.8	6.2
Amortization of new debt issuance costs	2.9	0.7

Pro forma adjustments to interest expense	$15.9	$3.7

The weighted-average interest rate on the New Term Loan Facility and the New Revolving Credit Facility is expected to be 4.59%, based upon current market interest rates as of March 31, 2019. The actual financing and terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt to be incurred as part of the Transactions would result in a change in interest expense of approximately $0.7 million annually.

(h)	Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 24.19%.

(i)	Reflects the increase in the weighted average shares in connection with the issuance of 5.02 million shares in the Offering to finance the Acquisition.

Note 6: Pro forma Earnings per Share (EPS)

Basic earnings per share from continuing operations available to common stockholders are based on the weighted average number of common shares outstanding — basic during the period. Diluted earnings per share from continuing operations is calculated using the treasury stock method. The pro forma basic earnings from continuing operations per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding — basic. The pro forma diluted earnings from continuing operations per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding — diluted. The weighted average number of shares outstanding — basic is the total of Chart’s outstanding weighted average shares — basic and the common stock issued in connection with the Offering. The weighted average number of shares outstanding — diluted is the total of Chart’s outstanding weighted average shares — diluted and the common stock issued in the Offering.

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Pro forma weighted average shares (basic)
Historical Chart weighted average shares outstanding — basic	31.57	31.05
Issuance of common stock	5.02	5.02

Pro forma weighted average shares (basic)	36.59	36.07
Pro forma weighted average shares (diluted)
Historical Chart weighted average shares outstanding — diluted	33.81	32.20
Issuance of common stock	5.02	5.02

Pro forma weighted average shares (diluted)	38.83	37.22
Pro forma basic earnings per share
Income from continuing operations attributable to Chart Industries, Inc	$5.79	$37.90
Weighted average shares outstanding	36.59	36.07

Pro forma basic earnings per common share attributable to Chart Industries, Inc	$0.16	$1.05
Pro forma diluted earnings per share from continuing operations
Income from continuing operations attributable to Chart Industries, Inc	$5.79	$37.90
Weighted average shares outstanding	38.83	37.22

Pro forma dilutive earnings per common share attributable to Chart Industries, Inc	$0.15	$1.02